Exhibit 99.1

Aspen Aerogels, Inc. Announces Pricing of Public Offering of Common Stock

NORTHBOROUGH, Mass., February 13, 2020 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen”) today announced the pricing of an underwritten public offering of 1,700,000 shares of its common stock, at a purchase price to the public of $8.25 per share. In addition, in connection with the offering, Aspen has granted the underwriter a 30-day option to purchase up to an additional 255,000 shares of common stock solely to cover over-allotments, if any. The gross proceeds to Aspen from this offering are expected to be approximately $14.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Aspen, but excluding any exercise of the underwriter’s option to purchase additional shares of common stock. The offering is expected to close on or about February 18, 2020, subject to customary closing conditions.

All of the securities in the offering are being sold by Aspen. Aspen intends to use the net proceeds from the offering for working capital and general corporate purposes.

Craig-Hallum Capital Group is acting as the sole managing underwriter for the offering.

A shelf registration statement on Form S-3 (File No. 333-227158) relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on September 18, 2018. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on February 12, 2020. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and made available on the SEC’s web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may also be obtained, when available, by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Aspen Aerogels, Inc.

Aspen is the global leader in aerogel technology. The company’s mission is to enable its customers and partners to achieve their own objectives around the global megatrends of resource efficiency and sustainability. Aspen’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency including options for a safe, non-combustible fire rating. The company’s strategy is to partner with world-class industry leaders to leverage its aerogel technology platform into additional markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facility.

Investor Relations Contact

John F. Fairbanks

Chief Financial Officer

Phone: (508) 691-1150

jfairbanks@aerogel.com

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the public offering of Aspen’s common stock. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ, including the completion of the public offering and the expected uses of proceeds from the public offering, as well as other factors, are discussed in the risks and uncertainties detailed from time to time in Aspen’s filings with the SEC, including without limitation, the risk factors discussed under the heading “Risk Factors” in Aspen’s Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on March 8, 2019, as well as any updates to those risk factors filed from time to time in Aspen’s subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and Aspen does not intend to update this information unless required by law.